For Ministry Use Only
À l'usage exclusif du ministère

Ministry of Government Services
Ministère des Services gouvernementaux
Ontario

CERTIFICATE
This is to certify that these articles are effective on

CERTIFICAT
Ceci certifie que les présents statuts entrent en vigueur le

APRIL 30 AVRIL, 2008

Director / Directrice
Business Corporations Act / Loi sur les sociétés par actions

Ontario Corporation Number
Numéro de la société en Ontario

1767852

Form 1 Business Corporations Act

Formule 1 Loi sur les sociétés par actions

ARTICLES OF INCORPORATION
STATUTS CONSTITUTIFS

1. The name of the corporation is: (Set out in BLOCK CAPITAL LETTERS)
Dénomination sociale de la société : (Écrire en LETTRES MAJUSCULES SEULEMENT)

INTERACTIVE CAPITAL PARTNERS CORPORATION

2. The address of the registered office is:
Adresse du siège social :

1412 Bouton d'or Street

(Street & Number or R.R. Number & if Multi-Office Building give Room No.)
(Rue et numéro ou numéro de la R.R. et, s'il s'agit d'un édifice à bureaux, numéro du bureau)

Ottawa ONTARIO K1E3L2

(Name of Municipality or Post Office)
(Nom de la municipalité ou du bureau de poste)
(Postal Code)
(Code postal)

3. Number of directors is/are:
Nombre d'administrateurs :

Fixed number / *Nombre fixe*:

OR minimum and maximum / ***OU*** *minimum et maximum*: 1 15

4. The first director(s) is/are:
Premier(s) administrateur(s) :

First name, middle names and surname *Prénom, autres Prénoms et nom de famille*	Address for service, giving Street & No. or R.R. No., Municipality, Province, Country and Postal Code *Domicile élu, y compris la rue et le numéro, le numéro de la R.R. ou le nom de la municipalité, la province, le pays et le code postal*	Resident Canadian? Yes or No *Résident canadien? Oui/Non*
Mark Maheu	1412 Bouton d'or Street Ottawa, Ontario, Canada K1E 3L2	Yes

5. Restrictions, if any, on business the corporation may carry on or on powers the corporation may exercise.
Limites, s'il y a lieu, imposées aux activités commerciales ou aux pouvoirs de la société.

None.

6. The classes and any maximum number of shares that the corporation is authorized to issue:
Catégories et nombre maximal, s'il y a lieu, d'actions que la société est autorisée à émettre :

The Corporation is authorized to issue:

(a) an unlimited number of Common Shares; and

(b) an unlimited number of Preferred Shares.

7. Rights, privileges, restrictions and conditions (if any) attaching to each class of shares and directors authority with respect to any class of shares which may be issued in series:
Droits, privilèges, restrictions et conditions, s'il y a lieu, rattachés à chaque catégorie d'actions et pouvoirs des administrateurs relatifs à chaque catégorie d'actions qui peut être émise en série :

See attached Schedule "A".

Schedule "A"

A. COMMON

The rights, privileges, restrictions and conditions attaching to the Common Shares are as follows:

1. Payment of Dividends: The holders of the Common Shares shall be entitled to receive dividends if, as and when declared by the board of directors of the Corporation out of the assets of the Corporation properly applicable to the payment of dividends in such amounts and payable in such manner as the board of directors may from time to time determine. Subject to the rights of the holders of any other class of shares of the Corporation entitled to receive dividends in priority to or rateably with the holders of the Common Shares, the board of directors may in their sole discretion declare dividends on the Common Shares to the exclusion of any other class of shares of the Corporation.

2. Participation upon Liquidation, Dissolution or Winding-Up: In the event of the liquidation, dissolution or winding-up of the Corporation or other distribution of assets of the Corporation among its shareholders for the purpose of winding-up its affairs, the holders of the Common Shares shall, subject to the rights of the holders of any other class of shares of the Corporation entitled to receive the assets of the Corporation upon such a distribution in priority to or rateably with the holders of the Common Shares, be entitled to participate rateably in any distribution of the assets of the Corporation.

3. Voting Rights: The holders of the Common Shares shall be entitled to receive notice of and to attend all annual and special meetings of the shareholders of the Corporation and to one (1) vote in respect of each Common Share held at all such meetings.

B. PREFERRED

The rights, privileges, restrictions and conditions attaching to the Preferred Shares are as follows:

1. Payment of Dividends: The holders of the Preferred Shares shall be entitled to receive dividends if, as and when declared by the board of directors of the Corporation out of the assets of the Corporation properly applicable to the payment of dividends in such amounts and payable in such manner as the board of directors may from time to time determine. Subject to the rights of the holders of any other class of shares of the Corporation entitled to receive dividends in priority to or rateably with the holders of the Preferred Shares, the board of directors may in their sole discretion declare dividends on the Preferred Shares to the exclusion of any other class of shares of the Corporation.

2. Participation upon Liquidation, Dissolution or Winding-Up: In the event of the liquidation, dissolution or winding-up of the Corporation or other distribution of assets of the Corporation among its shareholders for the purpose of winding-up its affairs, the holders of the Preferred Shares shall be entitled to receive from the assets of the Corporation a sum equivalent to the aggregate Redemption Amount (as hereinafter defined) of all Preferred Shares held by them respectively before any amount shall be paid or any assets of the Corporation distributed to the holders of Common Shares or shares of any other class ranking junior to the Preferred Shares. After payment to the

holders of the Preferred Shares of the amount so payable to them as above provided they shall not be entitled to share in any further distribution of the assets of the Corporation.

3. Redemption at Option of Holder: A holder of Preferred Shares shall be entitled to require the Corporation to redeem, subject to the requirements of the *Business Corporations Act* (Ontario) as now enacted or as the same may from time to time be amended, re-enacted or replaced, at any time or times all or any of the Preferred Shares held by such holder by tendering to the Corporation at its registered office a share certificate or certificates representing the Preferred Shares which the holder desires to have the Corporation redeem together with a request in writing specifying (i) that the holder desires to have the Preferred Shares represented by such certificate or certificates redeemed by the Corporation and, if part only of the shares represented by such certificate or certificates is to be redeemed, the number thereof so to be redeemed and (ii) the business day (herein referred to as the "Redemption Date") on which the holder desires to have the Corporation redeem such Preferred Shares. The Redemption Date shall be not less than 30 days after the day on which the request in writing is given to the Corporation. Upon receipt of a share certificate or certificates representing the Preferred Shares which the holder desires to have the Corporation redeem together with such a request the Corporation shall on the Redemption Date redeem such Preferred Shares by paying to such holder an amount for each such Preferred Share being redeemed equal to the Redemption Amount as defined in paragraph 4 hereof. Such payment shall be made by cheque payable at par at any branch of the Corporation's bankers for the time being in Canada. If a part only of the shares represented by any certificate by redeemed a new certificate for the balance shall be issued at the expense of the Corporation. The said Preferred Shares shall be redeemed on the Redemption Date and from and after the Redemption Date the holder of such shares shall cease to be entitled to dividends and shall not be entitled to exercise any of the rights of a holder of Preferred Shares in respect thereof unless payment of the Redemption Amount is not made on the Redemption Date, in which event the rights of the holder of the said Preferred Shares shall remain unaffected.

4. Redemption by Corporation: The Corporation may, upon giving notice as hereinafter provided, redeem at any time the whole or from time to time any part of the then outstanding Preferred Shares on payment of an amount for each share to be redeemed equal to the amount paid up thereon plus all declared and unpaid dividends thereon, the whole constituting and being herein referred to as the "Redemption Amount".

5. Idem: In the case of redemption of Preferred Shares under the provisions of clause B.4 hereof, the Corporation shall at least 21 days before the date specified for redemption mail to each person who at the date of mailing is a holder of Preferred Shares to be redeemed a notice in writing of the intention of the Corporation to redeem such Preferred Shares. Such notice shall be mailed by letter, postage prepaid, addressed to each such holder at his address as it appears on the records of the Corporation or in the event of the address of any such holder not so appearing then to the last known address of such holder; provided, however, that accidental failure to give any such notice to one or more of such holders shall not affect the validity of such redemption. Such notice shall set out the Redemption Amount and the date on which redemption is to take place and if part

only of the shares held by the person to whom it is addressed is to be redeemed the number thereof so to be redeemed. On or after the date so specified for redemption, the Corporation shall pay or cause to be paid to or to the order of the holders of the Preferred Shares to be redeemed the Redemption Amount thereof on presentation and surrender at the registered office of the Corporation or any other place designated in such notice of the certificates representing the Preferred Shares called for redemption. Such payment shall be made by cheque payable at par at any branch of the Corporation's bankers in Canada. If a part only of the shares represented by any certificate be redeemed a new certificate for the balance shall be issued at the expense of the Corporation. From and after the date specified for redemption in any such notice the holders of the Preferred Shares called for redemption shall cease to be entitled to dividends and shall not be entitled to exercise any of the rights of holders of Preferred Shares in respect thereof unless payment of the Redemption Amount is not made upon presentation of certificates in accordance with the foregoing provisions, in which case the rights of the holders of the said Preferred Shares shall remain unaffected. The Corporation shall have the right at any time after the mailing of notice of its intention to redeem any Preferred Shares to deposit the Redemption Amount of the shares so called for redemption or of such of the said shares represented by certificates as have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption to a special account in any chartered bank or in any trust company in Canada, named in such notice, to be paid without interest to or to the order of the respective holders of such Preferred Shares called for redemption upon presentation and surrender to such bank or trust company of the certificates representing the same, and upon such deposit being made or upon the date specified for redemption in such notice, whichever is the later, the Preferred Shares in respect whereof such deposit shall have been made shall be redeemed and the rights of the holders thereof after such deposit or such redemption date, as the case may be, shall be limited to receiving without interest their proportionate part of the total Redemption Amount so deposited against presentation and surrender of the said certificates held by them respectively and any interest allowed on such deposit shall belong to the Corporation.

6. Voting Rights: The holders of the Preferred Shares shall not be entitled to receive notice of or to attend any meeting of the shareholders of the Corporation and shall not be entitled to vote at any such meeting. The holders of the Preferred Shares shall, however, be entitled to notice of meetings of the shareholders called for the purpose of authorizing the dissolution of the Corporation or the sale, lease or exchange of all or substantially all the property of the Corporation other than in the ordinary course of business of the Corporation under subsection 184(3) of the *Business Corporations Act* (Ontario), as now enacted or as the same may from time to time be amended, re-enacted or replaced.

8. The issue, transfer or ownership of shares is/is not restricted and the restrictions (if any) are as follows:
L'émission, le transfert ou la propriété d'actions est/n'est pas restreint. Les restrictions, s'il y a lieu, sont les suivantes :

None.

9. Other provisions if any:
Autres dispositions, s'il y a lieu :

Lien on Shares: Subject to the Business Corporations Act (Ontario), the Corporation has a lien on any share registered in the name of a shareholder or his legal representative for any debt of that shareholder to the Corporation.

Charging Power: Without restricting any of the powers and capacities of the Corporation, whether derived from the Business Corporations Act (Ontario) or otherwise, the Corporation may mortgage, hypothecate, pledge or otherwise create a security interest in all or any present or future, real or personal, movable or immovable, legal or equitable property of the Corporation (including, without limitation, its book debts, rights, powers, franchises and undertakings) for any purpose whatsoever.

Noms et adresses des fondateurs

First name, middle names and surname or corporate name Prénom, autres prénoms et nom de famille ou	Full address for service or if a corporation, the address of the registered or head office giving street & No. or R.R. Domicile élu au complet ou, dans le cas d'une société, adresse du siège social ou adresse de l'établissement principal, y compris la rue et le numéro ou le numéro de la R.R., la municipalité, la province, le pays et le code
Mark Maheu	**1412 Bouton d'or Street, Ottawa, Ontario, Canada K1E 3L2**

Les présents statuts sont signés en double exemplaire.

Full name(s) and signature(s) of incorporator(s). In the case of a corporation set out the name of the corporation and the

Nom(s) au complet et signature(s) du ou des fondateurs. Si le fondateur est une société, indiquer la dénomination sociale et le nom et le titre de la personne signant au nom de la société

Mark Maheu

Signature / signature

Name of [redacted]

Nom du fondateur (ou dénomination sociale et nom et titre du signataire)

Signature / signature

Name of incorporator (or corporation name & signatories name and office)

[redacted]

[redacted]

Nom du fondateur (ou dénomination sociale et nom et titre du signataire)

Signature / signature

Name of incorporator (or corporation name & signatories name and office)

[redacted]